CODE OF ETHICS AND BUSINESS CONDUCT

GUIDESTONE CAPITAL MANAGEMENT, LLC

GUIDESTONE FUNDS

TABLE OF CONTENTS

Code of Ethics and Business Conduct Overview	Page 3

Personal Investment and Trading	Page 7

Confidential and Material Non-Public Information	Page 16

Donations	Page 18

Gifts and Entertainment	Page 20

Outside Business Activities	Page 24

Appendices:

Appendix A – Definitions	Page 26

Appendix B – Personal Investment & Trading Reporting Requirements Summary	Page 29

Appendix C – Pre-Clearance & Reporting Guidelines by Investment Type Summary	Page 30

Appendix D – Gifts & Entertainment and Outside Business Activities Summary	Page 31

CODE OF ETHICS AND BUSINESS CONDUCT OVERVIEW

CHRISTIAN ETHICS OF GUIDESTONE FINANCIAL RESOURCES

Founded in 1918 by William Lunsford, Guidestone Financial Resources of the Southern Baptist Convention (“GSFR”) is an entity of the Southern Baptist Convention. The purpose of GuideStone is to assist churches, denominational entities and other evangelical ministry organizations by making retirement plan services, life and health coverage, risk management programs, and personal and institutional investment programs available.

GSFR recognizes the realities and challenges Christians face in our society today, and each day it seems we face new obstacles attempting to undermine God’s design. We proudly share both faith-based values and a Kingdom perspective with the churches, ministries, institutions and individuals we serve – and incorporate our beliefs into the decisions we make. In the GuideStone Fund’s and GuideStone Capital Management, LLC’s (“GSCM”) business and investments, a stand for life, family, stewardship, health, safety, and advocacy is taken, which is why all of our investing and advocacy is based on our Christian faith.

We depend on the transforming power of the Holy Spirit, the Word of God, and prayer to make us more like Jesus Christ. When we do what is good, we will receive the approval of the governing authorities to whom we are subject, for they are God’s servants for our good (Romans 13:3-4). We do not resist the authorities that God has appointed as His ministers, and we pay them the respect and honor that they are owed (Romans 13:1-2, 6-7). Therefore, it is right for us to adopt, implement and adhere to these policies and procedures, working heartily, as for the Lord and not for men, knowing that from the Lord we will receive the inheritance as our reward; we are serving the Lord Christ (Colossians 3:23-24).

REGULATORY BACKGROUND

Rule 204A-1 under the Investment Advisers Act of 1940 (“Adviser Act”) requires registered investment advisers, to establish, maintain, and enforce a written code of ethics that, at a minimum, includes the following.

1.	A standard(s) of business conduct that the adviser requires of its supervised persons reflecting the adviser’s fiduciary obligations and those of its supervised persons.
2.	Provisions requiring the adviser’s Supervised Persons to comply with the Advisers Act and the rules thereunder.
3.	Provisions requiring all the adviser’s access persons to report, and the adviser to review, their personal securities transactions and holdings periodically.

4.	Provisions requiring access persons to obtain the adviser’s prior approval (i.e., “pre-clear”) personal securities transactions in any “Initial Public Offering” or “Limited Offering.”
5.

Provisions requiring supervised persons to report any violations of the adviser’s code of ethics promptly to the adviser’s chief compliance officer (“CCO”) or to other persons the adviser designates in its code of ethics, provided such CCO also receives reports of all violations.

6.

Provisions requiring the adviser to provide each of its supervised persons with a copy of the adviser’s code of ethics and any amendments and requiring supervised persons to provide the adviser with a written acknowledgement of their receipt of the code and any amendments.

Rule 17j-1 under the Investment Company Act of 1940 requires every registered investment company (other than a money market fund) (a “Fund”) and each investment adviser of the Fund to adopt a written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in any of the following unlawful actions in connection with the purchase or sale, directly or indirectly, by the access person of a security held to be acquired by a Fund;

1.	employing any device, scheme or artifice to defraud the Fund;

2.

making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	engaging in any act, practice or course of business that operates or would operate as fraud or deceit on the Fund; or

4.	engaging in any manipulative practice with respect to the Fund.

POLICY

GSCM is an investment adviser that owes a fiduciary obligation to its clients. This means that GSCM is required to act in the “best interest” of its clients at all times. This is an overarching principle that encompasses both the duty of care and the duty of loyalty. The duty of care requires GSCM to provide investment advice in the best interests of its clients, based on the clients’ objectives. Under the duty of loyalty, GSCM must eliminate or make full and fair disclosure of all conflicts of interest which might incline GSCM—consciously or unconsciously—to render advice which is not disinterested such that a client can provide informed consent to the conflict.

This Code of Ethics and Business Conduct (the “Code”) provides a set of rules and principles designed to ensure GSCM and its Supervised Persons meets our fiduciary obligation when we engage in personal securities transactions, are in possession of material non-public information, receive or give gifts or entertainment, or engage in outside activities.

While the Code sets out a number of requirements, prohibitions and conditions, it does not cover every possible scenario and cannot be a replacement for your good judgment. Where the application of the Code is unclear, you should evaluate your proposed course of conduct against the following values and/or consult with compliance.

●	We place the interests of our clients ahead of our own interests.

●	We are honest and forthright in words and actions.

●	We avoid, mitigate and/or disclose relevant conflicts of interest to clients.

●	We comply with applicable laws, rules and regulations.

●	We hold each other accountable by reporting any violations of the Code.

●	We safeguard both client and GuideStone information by upholding strict confidentiality standards and ensuring that internal data is not disclosed to unauthorized third parties.

●	We protect GuideStone’s reputation by upholding the highest standards of ethical conduct, professionalism, and integrity in all we do.

PROCEDURES

Access Persons will attest to their receipt of the Code no later than 10 days after becoming an Access Person, on an annual basis, and anytime material amendments to the Code are made. When attesting to the Code, Access Persons agree to their understanding of the Code and agree to comply with the requirements of the Code.

Compliance administers and monitors adherence to the Code by reviewing disclosures, providing training, and identifying and addressing exceptions and violations. Compliance also maintains and oversees the preservation of certain records in accordance with the applicable Recordkeeping policies and procedures.

Compliance reviews the Code no less than annually and when there are material changes to the business or to applicable law.

As required by Rule 17j-1, the Funds’ Board of Directors (the “Board”)must approve any material changes to the Code no later than six months after adoption of the material change.

Violations

The failure by an Access Person to adhere to any requirements of the Code or report violations results in a violation of the Code. Any reported or observed apparent violation of the Code will be investigated by compliance. If the CCO determines based on the evidence and facts available that a violation of the Code has occurred, the matter will be reported to the President of GSCM and the Funds, and the Access Person will be subject to appropriate penalties, including but not limited to one or more of the following: a written warning, profit surrender, personal trading ban, and termination of employment or referral to civil or criminal authorities.

Any material violation of the Code will be reported to the Board.

Adopted: October 1, 2025

PERSONAL INVESTMENT AND TRADING

OVERVIEW

GuideStone Capital Management, LLC (“GSCM”) has a fiduciary duty to its clients. This policy is designed to ensure that securities transactions by Access Persons are conducted in a manner that avoids actual or potential conflicts of interest, complies with applicable laws and regulations and upholds the fiduciary duty owed to our clients.

POLICY

It is the Policy of GSCM and GuideStone Funds (“GSF”) (collectively, “GuideStone”) to:

●

prevent conflicts of interest by ensuring that Access Persons’ personal trading activities do not compromise our fiduciary duties to our clients and our goal to consistently place clients’ interest at the forefront of our business; and

●	prohibit insider trading and the misuse of material non-public information, regardless of the source.

PROCEDURES

Reportable Accounts

Any securities account with respect to which an Access Person has Beneficial Ownership of the Covered Securities held in that account is presumed to be an account over which the Access Person has direct or indirect influence or control (“Personal Account”) and, therefore, must be reported to compliance.

Approved Brokers

Prior to opening a new Personal Account, the Access Person must confirm whether the financial institution provides an electronic feed to the Ethics and Compliance Reporting System. The List of Brokers with an electronic feed is available on the Ethics and Compliance Reporting System (and compliance can provide this List to an Access Person upon request).

If the financial institution is not listed, the Access Person must consult with compliance to determine if an electronic feed can be established prior to opening the account.1 If the Ethics

1 Please note that it may require a matter of days for Compliance to reach that determination with the financial institution.

and Compliance Reporting System is unable to establish an electronic feed, then the Access Person may not open the account.2

For any compliance allowed exempt accounts2, Access Persons are required to attach a copy of the account statements to the annual holdings and quarterly transactions reporting.

Initial Reporting of Accounts

No later than 10 days after the person becomes an Access Person, Personal Accounts must be reported in the Ethics and Compliance Reporting System.

New Account Additions

In the event that an Access Person opens any new Personal Account or moves any Personal Account to a different broker or custodian, he/she must promptly notify compliance, via the Ethics and Compliance Reporting System, no later than 10 days after the account is opened.

Discretionary Accounts

If an Access Person has an account where neither the Access Person nor an immediate family member exercises investment discretion or has any notice of specific transactions prior to execution (“Discretionary Account”), the Access Person is required to attach documentation, from the broker, certifying the Access Person does not have direct or indirect influence or control over the account when setting up the new account in the Ethics and Compliance Reporting System.

Access Persons are required to notify compliance should a Discretionary Account change its status to non-discretionary (i.e., the Access Person or an immediate family member starts to exercise discretion over the account and/or starts receiving notice of transactions prior to execution). Notifications can made by emailing gscmcompliance@guidestone.org and should be submitted no later than 10 calendar days after change in status.

Reporting Requirements

Unless expressly excepted under “Exceptions from Reporting Requirements” below, every Access Person must report to compliance the following.

2 Accounts that were properly reported in SchwabCT (the prior compliance reporting system) prior to January 1, 2021 and for which the financial institution is not able or willing to provide an electronic feed to GuideStone are exempt. Individuals who become Access Persons on or after January 1, 2021 will be required to initiate movement of their existing accounts to one or more Brokers with Electronic Feed within 90 calendar days of being notified of their status as an Access Person.

Notification of Reporting Obligations

Compliance will identify all Access Persons who are required to make these reports and will inform those Access Persons of their reporting obligations.

Holdings Reports

Initial Holdings Reports and Personal Accounts Reports

No later than 10 days after the person becomes an Access Person, initial holdings report(s) must be submitted to compliance disclosing all Covered Securities in which he/she has Beneficial Ownership and any Personal Account(s). Each such report must contain, at a minimum:

●

the title and type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of units held, and principal amount of each Covered Security in which the Supervised Person has any direct to indirect Beneficial Ownership;

●	the name of any broker-dealer or bank in which the Supervised Person maintains a personal account; and

●	the date the Supervised Person submits the report

The report containing holdings must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

Annual Holdings Reports

Within 30 calendar days, as of the end of each calendar year existing Access Persons are required to report to compliance all applicable Covered Securities and Personal Accounts on an annual basis and via the Ethics and Compliance Reporting System.

Each such report must contain, at a minimum:

●

the title and type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of units held, and principal amount of each Covered Security in which the Supervised Person has any direct to indirect Beneficial Ownership;

●	the name of any broker-dealer or bank in which the Supervised Person maintains a personal account; and

●	the date the Supervised Person submits the report

The annual report should be current as of December 31st of the immediately preceding calendar year.

Transactions Reports

Quarterly Transaction Reporting

No later than 30 days after the end of each calendar quarter, an Access Person must disclose all Covered Securities transactions in which he/she has Beneficial Ownership. Each such report must contain, at a minimum:

●

the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security involved;

●	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	the price of the security at which the transaction was effected;

●	the name of the broker, dealer or bank with or through which the transaction was effected; and

●	the date that the report is submitted by the Access Person.

Personal Accounts established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the reports shall contain:

●	the name of the broker, dealer or bank with whom the Access Person established the account and the account number;

●	the date the account was established; and

●	the date that the report is submitted by the Access Person.

Exceptions to Reporting Requirements

An Access Person is not required to submit:

●	a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan; or

●

a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that GuideStone receives automatically no later than 30 days after the end of the applicable calendar quarter.

An independent Director of the GSF who would be required to make a report solely by reason of being a GSF director, need not submit:

●	an Initial Holdings Report and an Annual Holdings Report; and

●

a Quarterly Transaction Report, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a GSF director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the GSF purchased or sold the Covered Security, or the GSF or GSCM considered purchasing or selling the Covered Security.

Refer to Appendix B for a summary of reporting requirements.

Rule 17j-1 Annual Certification

Annually, the GSF and GSCM furnish to the GSF Board of Directors (“Board”), and the Board considers, a written report that:

●

describes any issues arising under the Code of Ethics since the last report to the GSF Board, including, but not limited to, information about material violations of the Code of Ethics and Business Conduct or the Procedures and sanctions imposed in response to the material violations; and

●	certifies that GSF and GSCM have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics and Business Conduct.

All Access Persons - Guidelines on Personal Investing

Refer to Appendix C for a summary of the below personal trading guidelines for all Access Persons.

Pre-approval of Investments in IPOs and Limited Offerings

All Access Persons must obtain approval from the chief compliance officer (“CCO”) or designee before directly or indirectly acquiring any security in an Initial Public Offering or in a Limited Offering. Examples of Limited Offerings include, but are not limited to, investments in private companies and in private funds. Approval must be obtained through the Ethics and Compliance Reporting System.

Knowledge of GSF Transactions

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he/she has or would acquire Beneficial Ownership if he/she possesses actual knowledge at the time of such transaction that the Covered Security:

●	is being considered for purchase or sale by the GSF; or

●	is being purchased or sold by the GSF.

(These prohibitions apply whether the transactions by the Access Person and for the GSF are in the same direction (e.g., an Access Person and the Funds are both purchasing a Covered Security) or the opposite direction (e.g., an Access Person is purchasing, and the GSF are selling the same Covered Security). These prohibitions apply until the day after the day on which GuideStone (or sub-adviser, as applicable) determines not to enter into or completes the purchase or sale.)

Short Term Trading

●	Of Covered Securities (other than GSF).

o	No Access Person shall sell any Covered Security that was purchased, or purchase a Covered Security that was sold, within the prior 60 calendar days (measured on a last-in first-out (LIFO) basis).

●	Of the GSF.

o

Each Access Person shall be limited by the GSF’s frequent purchases and redemptions policies and procedures as disclosed in the current prospectus. This prohibition includes Access Person-directed exchanges executed in GuideStone Financial Resources’ 403(b) plan but excludes trades pursuant to an Automatic Investment Plan and trades in the Money Market Fund[3].

Fund Blackout

●	Access Persons may not purchase or sell shares of any GSF when there is a reasonable possibility that they are aware of potentially Material Nonpublic Information about the GSF[4].

●	During a Blackout period, Access Persons may not reallocate among GSF in their accounts if that reallocation would result in a purchase or sale of a Fund that is subject to the Blackout.

●

During a Blackout period, Access Persons may not change future allocations (e.g., of contributions to a retirement plan) among GSF in their accounts if that change in future allocations could result in a future purchase or future sale of a GSF that is subject to the Blackout.

Exceptions

The prohibitions of the above shall not apply to:

●	purchases or sales of Covered Securities effected for, or held in, Discretionary Accounts that have been approved by compliance;

●	purchases or sales of Covered Securities pursuant to an Automatic Investment Plan;

●

purchases of Covered Securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its Covered Securities to the extent such rights were acquired from that issuer, as well as sales of such rights so acquired;

●	purchases or sales of shares of the GSF pursuant to an automatic reallocation that was scheduled prior to the date a Blackout period commenced; or

●	transactions made within a retirement or employee benefit plan, such as payroll or employer contributions based on allocations among GSF, that were set prior to the date a Blackout period commenced.

3 Exchanges in/out of the GuideStone Money Market Fund to/from another GSF are subject to this policy. This exception only applies when not exchanging to/from another GSF.

4 For example, when changes to a Fund will be proposed to the Board that, if approved, would result in significant portfolio turnover in a Fund or material changes to the securities recommended to the Fund (e.g., the hiring of a new sub-adviser or the termination and liquidation of a Fund), the CCO or designee may declare a “Blackout” prohibiting Access Persons’ transacting in that GSF’s shares for a period of time. In general, a Blackout will commence on the date on which the proposed material Fund change is approved by the GSCM Investment Committee and will remain in effect until that change is made public, usually by the filing with the SEC of a supplement to the Fund’s prospectus.

No Undue Influence

No Access Person who owns a particular Covered Security shall attempt to cause the GSF to purchase, sell or hold the same Covered Security in a manner calculated to create a personal benefit to the Access Person. An Access Person who participates in an investment decision on behalf of the GSF concerning a particular Covered Security that could result in a material benefit to the Access Person should disclose the nature of his or her interest in that Covered Security to the chief investment officer and the CCO.

Restricted Securities

From time to time, GSCM and its Supervised Persons may have access to (or otherwise be in possession of or deemed to be in possession of) Material Non-public Information about issuers of securities. GuideStone maintains a Restricted Trading List identifying the issuers of securities in which no Access Person may effect transactions.

Investment Personnel - Guidelines on Personal Investing

Access Persons that are also considered to be Investment Personnel will be identified, and notified of their classification as Investment Personnel, by the CCO or designee.

In addition to the personal trading guidelines for All Access Persons, employees designated as Investment Persons have a few additional personal trading guidelines to adhere to.

Refer to Appendix C for a summary of the below personal trading guidelines for Investment Personnel.

Trade Pre-Clearance

Investment Personnel must obtain express approval (i.e., pre-clearance) through the Ethics and Compliance Reporting System prior to entering into a Covered Security transaction.

Once the prospective Covered Security transaction has been pre-cleared, the Investment Personnel shall execute the transaction by the end of the business day following the date of approval. If the Investment Personnel is not able to execute the transaction by the end of the next business day, he or she must submit a new request for pre-clearance.

Example:

●	Preclearance is submitted and approved on Monday

●	Execution must occur by the end of the trade day on Tuesday

If the Ethics and Compliance Reporting System rejects a pre-clearance request for a Covered Security, the Investment Personnel is prohibited from entering into the transaction.

14-Day Blackout

●

Investment Personnel may not purchase or sell a Covered Security (or a derivative thereon) within seven calendar days of GSCM’s purchase or sale of the same (or equivalent) Covered Security on behalf of the GSF’s. A personal trade which occurs within the 14-day blackout period is reviewed for violation determination and any personal trading trends.

Exceptions to Trade Pre-Clearance

The following are exceptions to the pre-clearance requirement for Investment Personnel, with discretionary accounts, in transactions of Covered Securities:

●	purchases or sales of Covered Securities pursuant to an Automatic Investment Plan;

●	involuntary corporate actions on a Covered Security (e.g., stock split, spinoff)

●	voluntary corporate actions on a Covered Security (e.g., tender offer);

●	grants of rights / options on any Covered Security;

●

acquisitions of Covered Securities through the exercise of rights issued by an issuer proportionately to all holders of a class of its Covered Securities if such rights were acquired from the issuer, as well as sales of such rights so acquired (does not apply to secondary market trading of rights);

●	transactions in a Fund, whether conducted directly with the GSF, in a brokerage account, or in a 403(b) plan;

●	gifts of Covered Securities (whether given or received);

●	transactions in exchange-traded funds[5];

●	entering or exiting futures contracts on currency or virtual currency; and

●	purchases or sales of Covered Securities held in Discretionary Accounts.

Compliance Training

Within the first 10 days of employment, new Access Persons are required to complete the applicable online or in-person training. A notice to complete this requirement will be e-mailed with instructions.

All Access Persons are required to complete training at least annually. Training will be facilitated periodically throughout the calendar year either online or in-person. Notice to complete this requirement will be e-mailed with instructions.

Compliance Violations and Sanctions

Upon determining that there has been a violation of this Policy, the chief investment officer, in consultation with the CCO, may determine such sanctions as deemed appropriate including, among others, a letter of censure, or suspension or termination of the employment.

5 Please note that certain exchange-traded instruments may appear to be funds, but they are not. For example, exchange-traded notes are not funds and are thus required to be pre-cleared.

If an Access Person realizes a profit from a transaction deemed to violate the Code, the GSF or GSCM may require disgorgement, which will be accomplished by the profit being donated to Mission: Dignity.

Adopted:	May 21, 2019
Amended:	November 7, 2019
Amended:	May 18, 2020
Amended:	January 1, 2021
Amended:	November 11, 2021
Amended:	November 10, 2022
Amended:	May 21, 2024
Amended:	February 28, 2025
Amended:	October 1, 2025

CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION

INTRODUCTION

Material non-public information (“MNPI”) is information about a company that is not generally known to the public and which may impact a reasonable investor’s decision to buy, sell or hold a security.

Under Rule 10b5-1 of the Securities Exchange Act of 1934, it is unlawful to trade a security “on the basis of” material non-public information in breach of a duty of trust or confidence.

This includes:

●	trading while aware of MNPI;

●	communicating MNPI to others who may trade on it (commonly known as “tipping”); and

●	using MNPI obtained through misappropriation or breach of fiduciary duty.

POLICY

GuideStone Capital Management and GuideStone Funds (collectively, “GuideStone”) forbids any Access Person from trading, either personally, or on behalf of others, including clients, or other investment portfolios managed by GuideStone, on the basis of material non-public information, regardless of the source. GuideStone further prohibits Access Persons from disseminating MNPI and causing others, directly or indirectly, to trade based on MNPI.

This Policy applies to trading in all types of financial instruments, including but not limited to, equity, debt, government-issued securities, limited offerings, mutual funds, and derivatives.

PROCEDURES

Handling MNPI

Supervised Persons, are required to immediately notify the chief compliance officer(“CCO”) if they receive, disseminate or believe themselves to be in possession of MNPI. Supervised Persons should not disseminate the information to anyone inside or outside of GuideStone unless authorized by the CCO.

The CCO, in consultation with Legal, will evaluate the information and make a determination whether the information should be considered MNPI and what actions to take, if any.

Confidential Information

Supervised Persons also have a duty to protect confidential information to which they have access in connection with their employment with GuideStone. That includes information related to:

●	GuideStone Funds, including holdings and investment strategies;

●

GSCM’s clients, including but not limited to names, addresses, account numbers, account values, investments and reports and materials that have been created for or addressed to specific clients (non-public materials); and

●	GSCM’s policies, procedures and any internal document that has been marked as “For Internal Use Only.”

Supervised Persons are prohibited from providing access to or disseminating nonpublic information without the CCO’s prior approval.

Penalties

Penalties for trading on or otherwise communicating MNPI are severe, both for individuals and their employers. Penalties include both civil and criminal penalties, in addition to such sanctions as deemed appropriate by the CCO, including among others, suspension or termination of employment.

Adopted:    October 1, 2025

DONATIONS

OVERVIEW

GuideStone Capital Management, LLC (“GSCM”) and GuideStone Funds (“GSF”) are committed to upholding the highest ethical standards in the conduct of their business and ministry. In fulfilling this commitment, we seek to avoid any conflicts of interest that could incentivize GSCM, GSF, or any of their officers or employees to select or maintain a third-party vendor for reasons other than the cost and quality of the goods or services provided by that vendor to GSCM and/or GSF.

POLICY

It is therefore the policy of GSCM and GSF not to solicit charitable donations to Mission:Dignity from any of its current or prospective third-party vendors.

PROCEDURES

Reporting and Recordkeeping

If any officer or employee of GSCM or GSF becomes aware that a third-party vendor of GSCM or GSF has made an unsolicited donation to Mission:Dignity, he or she should promptly report the name of the vendor, and the approximate amount and date of the donation (if known), to the chief compliance officer (“CCO”). The CCO will determine whether the amount of the unsolicited donation from the vendor raises any question of propriety and, if so, will request that Mission:Dignity return the donation. In general, unsolicited donations amounting to more than 10% of the annual fees paid by GSCM and/or GSF to the vendor will be returned to the vendor.

The CCO will keep separate records of reports received of Mission:Dignity donations by third-party vendors of GuideStone. These records will contain the name of the vendor, the approximate amount and date of the donation, and whether or not Mission:Dignity accepted or returned the unsolicited donation.

Violations

If any officer or employee of GSCM or GSF becomes aware that a third-party vendor has been solicited to make a donation to Mission:Dignity, he or she must promptly report that solicitation to the CCO.

Any person who violates this Policy by soliciting donations to Mission:Dignity from a current or prospective third-party vendor of GSCM or GSF may be subject to disciplinary action up to and including termination.

Adopted:	May 19, 2006

Amended:	July 1, 2009

Amended:	November 7, 2019

Amended:	February 24, 2023

Amended:	October 1, 2025

GIFTS AND ENTERTAINMENT

OVERVIEW

Supervised Persons are prohibited from directly or indirectly accepting or giving anything of value, including gifts of any kind, from or to vendors or clients or their agents or employees in a manner that crates an actual or apparent conflict of interest or in a way that compromises or appears to compromise one’s independence and/or objectivity in making business decisions that are in the best interest of GuideStone Capital Management (“GSCM”) and its clients.

All gifts and entertainment received or provided to Supervised Persons must always comply with applicable laws and regulations and GSCM’s policies.

POLICY

Avoid potential conflicts of interest that might (or appear to) compromise one’s independence and/or objectivity in making business decisions that are in the best interest of GSCM and its clients. Supervised Persons must follow the guidelines on receiving and giving gifts and entertainment.

PROCEDURES

General Guidelines

Refer to Appendix D for a summary of the below gifts and entertainment guidelines for Supervised Persons.

Gifts

●	Gifts given or received that exceed $25 in value must be reported in the Ethics and Compliance System.

●	Promotional items that display a firm’s logo but are also valued between $25 and $100 must be reported in the Ethics and Compliance System.

●	Gifts given or received are subject to an annual limit of $100 per person per vendor.

●	Cash and cash equivalent gifts are strictly prohibited.

●	Gifts must be reported no later than 30 days the gift was given or received.

Exceptions to Gifts Reporting and Value Limit Requirements

●	Gifts of de minimis or nominal value: these include items such as pens, notepads, or modest desk ornaments and promotional items that display the firm’s logo and are valued at $25 or less.

●	Solely decorative business commemorative items: customary Lucite tombstones, plaques, or other similar solely decorative items commemorating a business transaction, regardless of the cost.

●

Personal gifts: bereavement gifts and gifts given for infrequent life events (e.g., a wedding gift or congratulatory gift for the birth of a child), provided the gifts are customary and reasonable, personal in nature, and not in relation to the business of the employer of the recipient. Generally, gifts that have been paid by or reimbursed by a vendor, client, or GuideStone are not considered to be a Personal Gift and, therefore, are subject to reporting and value limits established in this policy.

Business Entertainment

Business entertainment refers to meals, sporting events, musical events, or other activities that are social in nature with the primary purpose of fostering and/or maintaining a legitimate business relationship.

●	A Supervised Person may provide business entertainment to a client, potential client, or vendor to the extent that the Supervised Person is present for the duration of the event.

●

A Supervised Person may participate in a business event sponsored by a third party (e.g., client, third party manager, vendor, etc.) to the extent that a representative from the third party is present at the event.

●	Events that are valued at $50 or above must be reported in the Ethics and Compliance Reporting System.

●

Friends, spouses, and other family members are not allowed at business events sponsored by third parties unless specifically authorized by chief investment officer and the chief compliance officer (“CCO”).

●	Business entertainment given is not subject to a set value limit, to the extent that it adheres to the requirements of this policy.

Exceptions to Business Entertainment

High-value or exclusive entertainment events, such as the Super Bowl, World Cup, major championship games, premium concert experiences (e.g., VIP experiences) or other similar events that involve high-priced or scarce-access tickets are not allowed under this policy.

Payment or Reimbursement in Connection with Training, Education or LPAC/Due Diligence Meetings

Payment or reimbursement in connection with training, education, Limited Partnership Advisory Committee (“LPAC”) or due diligence meetings are subject to the following requirements.

●	Supervised Persons must obtain prior approval from the CCO to attend the meeting. Approval must be sought through the Ethics and Compliance Reporting System.

●

The location is appropriate for the purpose of the meeting, which means an office of GuideStone, the vendor, the fund manager, or the client (as applicable), or a facility located in the vicinity of that office, or a regional location with respect to regional meetings.

●	Friends, spouses, and other family members are not allowed at business events sponsored by third parties unless specifically authorized by chief investment officer and the CCO.

●

The payment or reimbursement must apply only to the training, education or due diligence meeting and cover related meals, lodging, and transportation for Supervised Persons (or the Vendor, Client, or employees), as applicable, for the duration of the meeting or event.

●	The meeting must first and foremost be intended to provide training, education or to conduct required due diligence and the meeting must occupy substantially all of the workday(s).

DETERMINING VALUE OF GIFTS AND ENTERTAINMENT

●	In general, gifts and entertainment should be valued at the higher of cost (i.e., paid by the giver) or market value, exclusive of tax and delivery charges.

●

GuideStone will aggregate all gifts given by a Supervised Person to a particular recipient (or received by a Supervised Person from a particular giver) over the course of a calendar year when measuring compliance with the $100 limit. This limit is a cumulative limit (i.e., one $100 gift or two $50 gifts would both reach the limit for a calendar year). The $100 limit is per individual recipient per calendar year.

●

If gifts are given to multiple recipients, the Supervised Person must record the names of each recipient and calculate and record the value of the gift on a pro rata per recipient basis, for purposes of ensuring compliance with the $100 limit. For example, a gift basket worth $500 delivered to an office of five individuals for the benefit of each individual would be permissible under this Policy.

PENALTIES FOR VIOLATION

If a Supervised Person violates this Policy, he or she may be subject to disciplinary action up to and including termination.

Adopted:	November 10, 2022

Amended:	May 21, 2024

Amended:	October 8, 2024

Amended:	October 1, 2025

OUTSIDE BUSINESS ACTIVITIES

OVERVIEW

GuideStone Capital Management (“GSCM”) has established this Outside Business Activities policy to ensure that all Supervised Persons disclose and manage their outside business activities in a manner that avoids actual or perceived conflicts of interest between the Supervised Person and GSCM and its affiliates and GSCM’s clients.

An Outside Business Activity (“OBA”) refers to any business activity (whether paid or unpaid), employment, position or affiliation outside of GSCM or any of its affiliates. In general, an OBA involves participating in any activity that involves regular time commitments or could reasonably be perceived as conflicting with the interests of GSCM or its clients. This includes:

●	serving as an employee, consultant, officer, director, independent contractor, trustee, partner, or board member for any organization outside of GSCM or any of its affiliates;

●	operating or owning any part of a business (partnership, corporation, sole proprietorship); or

●	engaging in any entrepreneurial, professional, or freelance work, such as freelance writing, sales, or product promotion.

POLICY

●	All Supervised Persons are required to pre-approve OBAs prior to engagement.

●

Supervised Persons are required to keep all information related to their OBA up to date in the Ethics and Compliance Reporting System. Material changes or updates to existing OBAs must be re-approved by GSCM.

●	Supervised Persons are to comply with any conditions, limitations placed on the OBA, or denial.

PROCEDURES

New Supervised Persons will initially report all OBAs within 10 business days of becoming a Supervised Person. All disclosures and pre-approvals must be made or obtained through the Ethics and Compliance Reporting System. The disclosure shall include a description of the proposed OBA and if any compensation will be received and/or is reasonably expected to be received.

Quarterly, Supervised Persons will be required to attest to either their previously approved OBAs or to no longer participating in an OBA.

When considering an OBA, first discuss the potential activity with immediate management. If management is okay with the potential activity, complete the OBA pre-approval form in the Ethics and Compliance Reporting System.

The chief compliance officer (“CCO”) or designee will review and approve all OBA pre-approvals and/or disclosures. If the CCO does not approve the proposed activity or places conditions or limitations on the OBA, the Supervised Person shall either not participate in the OBA or shall comply with the conditions or limitations.

New Supervised Persons disclosing an existing OBA might be asked to cease the OBA if the CCO determines that is violates the principles of the is policy.

Prohibited Activities

Supervised Persons are strictly prohibited from:

●	engaging in any OBA that may create confusion or misrepresentation regarding whether the individual is acting on behalf of themselves or on behalf of GSCM;

●	providing investment-related services or promoting the sales of investment products outside of GSCM’s supervision;

●

using GSCM’s or GuideStone Funds name, logo, or other branding and GSCM’s resources, in general (computers, technology, office space, and supplies) in connection with an OBA and represent or imply that GSCM is affiliated with or endorses the OBA;

●	conducting OBAs during work hours or in a way that, in general, interferes with the Supervised Person’s obligations to GSCM and its clients; and

●	soliciting, marketing to, or otherwise engaging with any clients or prospective clients of GSCM in connection with any OBA.

Penalties for Violation

If a Supervised Person violates these policies and procedures (e.g., by failing to report an OBA or by engaging in an OBA after permission has been denied by violating any of the requirements of this policy), he or she may be subject to disciplinary action up to and including termination.

Adopted:	November 10, 2022

Amended:	October 8, 2024

Amended:	October 1, 2025

APPENDIX A - DEFINITIONS

Access Persons

●	A director or officer of the GuideStone Funds (“GSF”) or GuideStone Capital Management (“GSCM”);

●

An employee of GuideStone Financial Resources who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the GSF, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or

●	A Supervised Person of GuideStone:

o	Who has access to nonpublic information regarding the GuideStone GSF’s purchase or sale of securities, or portfolio holdings; or

o	Who is involved in making securities recommendations to the GSF, or who has access to such recommendations that are nonpublic.

Automatic Investment Plan

A program, including a dividend reinvestment plan, in which periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

Beneficial Ownership

The term “beneficial ownership is interpreted in the same manner as it would be under rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Exchange Act and the rules and regulations thereunder. In general, this means that “Beneficial Ownership” exists when a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the opportunity to profit or share in any profit derived from a transaction in the subject securities. Beneficial Ownership also exists with respect to:

●	Securities held by members of a person’s immediate family[6] sharing the same household;

●	A person’s interest in securities held by a trust, estate, or other account, if the person is:

o	A trustee, executor, or attorney-in-fact that has or shares the opportunity to profit or share in any profit derived from a transaction in securities held by the trust, estate, or other account;

o	A beneficiary of the trust, estate, or other account that has investment control, or shares investment control, with respect to trust, estate, or other account transactions, as applicable; or

6 Any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

o	A settlor that reserves the right to revoke the trust without the consent of another person, unless the settlor does not exercise or share investment control over the securities held by the trust; and

●	A person’s right to acquire securities through the exercise or conversion of any derivative, whether or not presently exercisable.

Client:

Any current or prospective advisory client of GSCM, including the GSF.

Covered Security

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

The term Covered Security does not include the following.

●	Direct obligations of the Government of the United States.

●	Bankers’ acceptances, bank certificates of deposit commercial paper and high-quality short-term debt instruments, including repurchase agreements.

●	Money Market instruments (e.g., bankers’ acceptances, bank certificates of deposit).

●	Shares of open-ended investment companies (i.e., mutual funds and exchange traded funds), unless GSCM acts as the investment adviser or principal underwriter for the fund.

●	Shares issued by unit investment trusts that are invested exclusively in oner or more open-end funds, none of which are Covered Securities.

For the avoidance of doubt, “Covered Security” also includes the right to acquire a security, an interest in a collective investment vehicle (such as a limited partnership or limited liability company), closed-end mutual funds and exchange traded funds registered as unit investment trusts.

Refer to Appendix C for a general summary of Covered Securities and the requirements pertaining to each.

Ethics and Compliance Reporting System or MCO:

MCO stands for MyComplianceOffice. MCO serves as the application where personal trading, gifts and entertainment, and outside activities are reported and monitored.

Initial Public Offering

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d)

Investment Personnel

Any employee of GuideStone Financial Resources who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the GuideStone Funds.

Limited Offering

An offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504, or rule 506 under the Securities Act of 1933.

Material Non-public Information (“MNPI”)

Information about a company that is not generally known to the public and which may impact a reasonable investor’s decision to buy, sell or hold a security.

Personal Account

An account at a financial institution that allows the employee to buy and sell various securities.

Security Held or to be Acquired by a Fund

Any Covered Security, option to purchase or sell a Covered Security, or any convertible or exchangeable Covered Security which, within the most recent 15 days:

●	Is or has been held by a Fund; or
●	Is being or has been considered for purchase by the Fund.

Supervised Person:

Any officer (or other person occupying a similar status or performing similar functions) or employee of GSCM or other person who provides investment advice on behalf of GSCM and is subject to the supervision and control of GSCM.

Vendor

Any current or prospective service provider, consultant, company, or other person or entity that does business with, or on behalf of GuideStone.

APPENDIX B – PERSONAL INVESTING & TRADING REPORTING REQUIREMENTS SUMMARY

Account Type (a)	Reporting Required (b)	Reporting Deadline (Calendar Days)
Brokerage Account	Yes	Within 30 days of establishment
DRIP - Dividend Reinvestment Program	No	N/A
ESOP – Employee Stock Ownership Program	No	N/A
ESPP – Employee Stock Purchase Plan	Yes	Within 30 days of establishment
401(k) (only if includes the ability to trade individual stocks)	Yes	Within 30 days of establishment
GuideStone 403(b)	Yes	Within 10 days of becoming subject to the Personal Investment Policy
Physically Certificated Investments	Yes	Within 30 days of establishment
Discretionary (Managed) Accounts (requires prior approval for transaction/holding exemption)	Yes	● New Employee: Within 10 days of becoming subject to the Personal Policy ● Existing Employee: Pre-approval required prior to establishment
Investments in Qualified Tuition Programs (ex: 529 plan)	No	N/A
Variable Annuity Account	No	N/A
Automatic Trading Programs	No	N/A
Peer-to-Peer Lending (including Crowd Funding)	No	N/A

(a)	Upon initially being subject to the Code of Ethics, individuals also must complete and/or report the noted items within 10 calendar days.
(b)	If “Yes” then reporting is required for your accounts, your spouse’s accounts, your dependent children’s accounts, and any other person’s accounts where you may have beneficial ownership.

APPENDIX C – PRE-CLEARANCE AND REPORTING GUIDELINES BY INVESTMENT TYPE SUMMARY

Security Type	Pre-Clearance			Reporting
	Access Person	GSF Access Person	Investment Personnel	All Access Persons
IPO	Yes	Yes	Yes	Yes
Limited Offering (e.g., investment in private company or private equity)	Yes	Yes	Yes	Yes
Open-End Investment Companies Not Advised by GuideStone (i.e., Mutual Funds and ETFs)	No	No	No	No
Open-End Investment Companies Advised by GuideStone (i.e., GuideStone Funds)	No	No	No	Yes
Closed-End Investment Companies (i.e., Mutual Funds and ETFs)	No	No	Yes	Yes
Exchange Traded Notes	No	No	Yes	Yes
Equity Securities (e.g., Common, Preferred, and Convertible)	No	No	Yes	Yes
Warrants	No	No	Yes	Yes
Rights	No	No	Yes	Yes
Municipal Bond, Corporate Bond, High-Yield Securities	No	No	Yes	Yes
U.S. Treasury Securities and Other Obligations Backed by the Full Faith and Credit of the U.S. Government (GNMA)	No	No	No	No
Debt Obligations that are Not Backed by the Full Faith and Credit of the U.S. Government (FNMA and FHLMC)	No	No	Yes	Yes
Foreign government-issued securities	No	No	Yes	Yes
Money Market Instruments	No	No	No	No
Security Futures	No	No	Yes	Yes
Commodity Options, Forwards, and Futures	No	No	No	No
Options on Securities and Securities Indices	No	No	Yes	Yes
Futures on Securities Indices	No	No	Yes	Yes
Interests in Variable Annuity Products	No	No	No	No
Depository Receipts: American (ADR), Global (GDR), and European (EDR)	No	No	Yes	Yes
Bankers Acceptances, Certificates of Deposit, Commercial Paper	No	No	No	No
Currency	No	No	No	No
Repurchase Agreements	No	No	No	No
Cryptocurrency	No	No	Yes – If a Security	Yes – If a Security

APPENDIX D – GIFTS & ENTERTAINMENT AND OUTSIDE BUSINESS ACTIVITIES SUMMARY

Gifts & Entertainment

Type (a)	Annual Limit (b)	Reporting
Gifts Received & Given	$100/person/vendor	● Report in MCO if value > $25
Entertainment Received	N/A	● Report in MCO if value > $50
Entertainment Given	$100/person/vendor	● Report in MCO if value > $50
LPAC - Payment or reimbursement in connection with training, education or due diligence meetings	Refer to the “Gifts and Entertainment” procedures for guidance	● Pre-approval in MCO is required to attend meeting

(a)

If the giving representative is present at a gifted event (e.g., tickets to a sports event) then it is considered entertainment; if the giving representative is not present at the gifted event, it Is considered a gift.

(b)	Exceptions include the following.

●	An occasional meal, a ticket to a sporting event or theater or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety.

●	Cash and cash equivalents are strictly prohibited.

Outside Business Activities

Activity	Reporting Requirement
New Employees	Report within first 10 days of employment in MCO
Existing Employees with New Opportunity	Before accepting opportunity: (1) Discuss with Manager & Obtain Approval (2) Pre-clear in MCO If approved, may proceed with Outside Activity
Existing Employees with Material Change to Current Opportunity	● Provide update and pre-clear in MCO ● If approved, may proceed with Outside Activity